Exhibit 99.2

Supreme Industries Q3 2006 Conference Call / Webcast Script

Operator:

Good afternoon and welcome to the Supreme Industries third-quarter and nine-month 2006 conference call. Before we introduce your host, let me remind you that certain statements made on today’s call will be predictive and are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause results to differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s reports on Form 10-K and 10-Q, and news releases filed with the Securities and Exchange Commission. All reports and news releases are available on Supreme’s website at www.supremeind.com. Today’s conference call is being broadcast live on Supreme’s website. At the conclusion of the call, it will be archived and available for replay for 30 days. At this time, I’d like to introduce your host for today’s call: Supreme Industries President and Chief Operating Officer Robert Wilson. Please go ahead Mr. Wilson…

Bob Wilson:

Thank you, Ryan. Good afternoon everyone. Thank you for joining us for today’s conference call to discuss Supreme’s 2006 third-quarter and nine-month financial results. The press release was issued earlier today. If you need a copy, please call Supreme Investor Relations at 574-228-4130 and a copy will be forwarded to you.

I am joining you this afternoon from our Oregon location. Christy Miller, our Vice President of Manufacturing and Jeff Mowery, our CFO, are also on the line from our Corporate Office in Indiana. I will be providing a financial overview of the quarter and a glimpse at the balance of the year. After that, we’ll open up the call to any questions you may have.

Let’s begin with a snapshot of the third-quarter and nine-month highlights:

•                  Revenues for the seasonally weak third-quarter—as well as those of the first nine months of 2006—eclipsed last year’s record results, reaching new all-time highs.

•                  Strong demand within the Company’s core dry freight product line for the third quarter and nine-months was supported by a year-over-year increase in sales from our StarTrans Bus Division, which helped to offset a decrease in fleet customer contracts as compared to 2005.

•                  Our order book is strong, with backlog up more than nine percent from last year’s third-quarter end. A portion of this increase may be related to customers making purchases prior to the more-stringent diesel engine emission standards that take effect in 2007.

•                  Gross margin improved during the quarter, expanding 127 basis points; however, this was primarily due to a $1.9 million net benefit related to a favorable physical inventory. Gross margin was 12.0 percent of net sales during the quarter, compared with 10.7 percent in last year’s third quarter.

Supreme’s record net sales of $79.7 million for the three months ended September 30, 2006, represented a 3.4 percent increase from last year’s third-quarter record of $77.1 million. Net sales for the 2006 nine-months rose $1.7 million to $264.3 million versus the comparable prior-year period.

The sales improvement reflects:

•                  Increased unit shipments in our StarTrans Bus division for the nine months,

•                  Increased unit shipments of our Dry Freight Van bodies during the third quarter, possibly due to accelerated purchasing by customers buying 2006 chassis prior to the more stringent diesel engine emission standards becoming effective in 2007, and

•                  a $2.6 million sales contribution from our newly acquired Pony Xpress operations.

As we take a closer look at gross profit, it’s apparent that without the favorable inventory adjustment, only a portion of which belongs in the third quarter, we did not achieve our desired levels of profit margin.  Significantly higher material, labor and overhead costs were experienced during the third quarter of 2006 versus the third quarter of 2005.  As we mentioned during last quarter’s conference call, we implemented price increases in late April and again in August and, although we began to benefit from these price increases in the third quarter, the benefit certainly was not enough to overcome these higher costs.  We continue our efforts to monitor and manage all of our costs knowing full-well that there is not unlimited price elasticity in our marketplace, and we must continue to distinguish ourselves from the competition with superior quality, timely delivery, and outstanding service. We will continue to work through lower margin orders during the fourth quarter and must reduce operating costs to successfully return to expected profit margins.

Selling, general and administrative expenses increased to $7.2 million in the 2006 third quarter from $6.0 million for the same period last year. For the 2006 nine-month period, SG&A rose to $21.4 million from $19.7 million for the same prior-year period. The increases reflected a reduction in cooperative marketing funds we received from our chassis manufacturers, expenses as a result of the February 2006 acquisition of Pony Xpress, and the addition of new sales positions to promote our expanding product line.

In the third quarter, interest expense was $.8 million versus $.5 million in the same prior-year period; and for the nine-months, increased to $2.3 million from $1.6 million a year ago. The higher interest expense resulted from higher short-term interest rates, finance charges incurred on our consigned chassis inventory and, to a lesser extent, additional borrowings.

Supreme’s effective income tax rate was 35.0 percent for the nine months just ended, slightly lower than the 35.9 percent for the year-ago nine-month period.

Net income was $1.2 million in the most recent quarter, down from $1.3 million in 2005. Diluted earnings per share were flat at $.10. For the nine months, net income was $4.2 million versus the $7.3 million reported for the first nine months of 2005.  The primary reason for the lower earnings was due to higher operating costs and the delay in realizing the benefit of our selling price increases, as previously discussed.

Capital expenditures of $3.9 million for the nine-months included the purchase of a manufacturing plant located in White Pigeon, Michigan, for the expansion of the recently acquired operations of Pony Xpress and the purchase of an additional manufacturing facility in Ligonier, Indiana. Capital expenditures are expected to be down modestly this year compared with 2005.

Turning to the balance sheet, shareholders’ equity improved to $75.8 million, or $5.97 per share, at September 30, 2006. At quarter-end, working capital totaled $62.2 million compared with $60.8 million last year. The working capital ratio at September 30, 2006, was approximately 3.2 to 1, while long-term debt as a percentage of total capitalization was about 24 percent.

Product development highlights include significant progress on our fiberglass “Astro Body” prototype, a joint project with General Motors. The Astro Body passed a crash test at the end of October, and all required product validations have now been achieved. Additionally, a durability test at the Bosch Test Track, which was conducted for warranty purposes, has been successfully completed.  Production of the Astro Body is anticipated to begin in late 2006 / early 2007.

Supreme presented two new bus products at a large show in Chicago last month—our “Tourliner” and our cross-functional “Activity” bus. Attendance at the show was strong and our products were not only well received, but generated $1.9 million in sales orders as a direct result of the show.

Additionally, Supreme has partnered with John Deere and GMICT, producers of the General Motors Isuzu Low Cab-Forward chassis, to launch the “John Deere Collection”, a collection of truck bodies for the landscaping and Green Industry. Supreme’s VanScaper, Landscaper, and Stake bodies have been specially upfitted and painted “John Deere Green” for this program, which runs through the first quarter of 2007. Launched just a few weeks ago at the Green Industry Expo show, the John Deere program is being supported via GMICT commercial truck dealers, direct marketing to potential buyers, and a special truck-buying program for John Deere dealers.

We are enthusiastic about the excellent reception for our recently introduced products, which bodes well for future sales.